Exhibit 16.1

August 21, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by Samsara Luggage Inc. (the Company), which were provided to us and which we understand will be filed with the Commission in a report on Form 8-K pursuant to Item 4.01 of Regulation S-K, regarding the change in its certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01, except the following paragraph, for which no procedures have been conducted by the firm:

During the Company’s most recently completed fiscal year ended December 31, 2023, and the subsequent interim period through the audit review date as of March 31, 2023, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), other than as disclosed in Part II, Item 9A of the Company’s Form 10-K for the year ended December 31, 2023, where the Company’s management, our principal executive officer and principal financial officer determined that the Company’s internal controls over financial reporting concluded that our disclosure controls and procedures were effective at a reasonable assurance level as of the end of the period covered by the report.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

Pipara & Co LLP